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                                                             Exhibit 24(b)(5)(d)

                   ASSUMPTION OF INVESTMENT ADVISORY AGREEMENT

         This ASSUMPTION is made as of this 2nd day of March, 1998 by Lyon Street Asset Management, Co. ("Lyon Street").

         WHEREAS, Old Kent Bank and The Kent Funds, a Massachusetts business trust registered as an investment company under the Investment Company Act of 1940, are parties to an Investment Advisory Agreement dated as of October 12, 1990, as amended (the "Advisory Agreement"); and

         WHEREAS, Lyon Street wishes to assume Old Kent Bank's duties and obligations under the Advisory Agreement.

         NOW, THEREFORE, Lyon Street, intending to be legally bound, hereby agrees to assume and perform all duties and obligations of Old Kent Bank under the Advisory Agreement.

         IN WITNESS WHEREOF, Lyon Street has executed this Assumption as of the day and year first above written.

                                           LYON STREET ASSET MANAGEMENT, CO.


                                           By: /s/ Joseph T. Keating
                                           Name:  Joseph T. Keating
                                           Title:  President